EXHIBIT 4.90


                         HUNTER GOLD PROPERTY - ONTARIO

This Agreement is dated for reference the 19th day of September, 2005.

BETWEEN:

                  AURORA-LARDER MINING CORPORATION LIMITED  (AS TO 50%)
                  P.O. Box 385, 53 Eighth  Avenue  Larder Lake,  Ontario P0K 1L0
                  Fax: 705.643.2191

                  KATRINE EXPLORATION AND DEVELOPMENT INC.   (AS TO 50%)
                  P.O. Box 385, 53 Eighth  Avenue  Larder Lake,  Ontario P0K 1L0
                  Fax: 705.643.2191

                                                          BOTH OF THE FIRST PART

                  (the  above  hereinafter   collectively  referred  to  as  the
                  "Optionors")

AND:

                  AMADOR GOLD CORP.
                  711 - 675 West Hastings Street
                  Vancouver, British Columbia V6B 1N2
                  Fax: 604.685.3764

                  (the above hereinafter referred to as the "Optionee")
                                                              OF THE SECOND PART

WHEREAS the Optionor is the recorded and beneficial owner of three mining claims situated in Ontario more particularly described in Schedule "A" attached hereto (the "Property");

AND WHEREAS the Optionor desires to grant and the Optionee is desirous of obtaining an option to acquire a 100% undivided interest in and to the Property, subject to two underlying agreements both dated effective October 24, 2002 between Santa Fe Canadian Mining Limited and Katrine Exploration and Development Inc. which both are attached hereto as Schedule "B" (collectively the
"Underlying Agreement") upon terms and subject to the conditions herein contained.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1.       OPTION ONLY

This is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment. If the Option is terminated before the Option is exercised, the Optionee shall not be bound thereafter in debt, damages or otherwise under this Agreement, except in respect of obligations arising prior to such termination or otherwise provided for in this Agreement, and all payments theretofore paid by the Optionee shall be retained by the Optionor for its own use absolutely.

2.       TERMS OF THE OPTION

In order to maintain the Option in good standing and earn a 100% right, title and undivided interest in and to the Property subject to the Underlying Agreement, the Optionee, subject to paragraph 1, shall:

         (a)      pay to the Optionors $10,000 upon regulatory approval;

         (b) pay to the Optionors a further $5,000 on or before the date which is 12 months from the date of regulatory approval;

         (c) pay to the Optionors a further $5,000 on or before the date which is 24 months from the date of regulatory approval;

         (d) pay to the Optionors a further $25,000 on or before the date which is 36 months from the date of regulatory approval;

         (e) issue to the Optionors 75,000 common shares of the Optionee on or before the fifth business day following regulatory approval, regulatory approval must be sought within five (5) business days of signing this Agreement;

         (f) issue to the Optionors a further 50,000 common shares of the Optionee on the date which is 12 months following the date of regulatory approval

         (g) issue to the Optionors a further 50,000 common shares of the Optionee on the date which is 24 months following the date of regulatory approval;

         (h) issue to the Optionors a further 75,000 common shares of the Optionee on the date which is 36 months following the date of regulatory approval;

         (i) incur $25,000 in exploration expenses on the Property on or before the date which is 12 months from the date of regulatory approval;

         (j) incur at least an aggregate of $50,000 in exploration expenses on the Property on or before the date which is 24 months from the date of regulatory approval; and

         (k) incur at least an aggregate of $75,000 in exploration expenses on the Property on or before the date which is 36 months from the date of regulatory approval; and

         (l)

3.       EXERCISE OF THE OPTION

If the Optionee has paid $45,000 to the Optionor, issued 250,000 common shares to the Optionor and incurred a minimum of $75,000 in exploration expenses on the Property, the Optionee shall be deemed to have exercised the Option and will have acquired an undivided 100% right, title and interest in and to the Property, subject to the Underlying Agreement and Royalty Interest.

4.       ROYALTY INTEREST

The Optionors shall be entitled to receive and the Optionee shall pay to the Optionors a royalty equal to a 2% royalty from production (the "Royalty Interest") for the unpatented mining claims calculated and payable from the Property in accordance with the provisions of Schedule "C" attached hereto.


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The  Optionee  may at any time  purchase  1% of the  Royalty  Interest  from the
Optionors for $500,000 and may at any time purchase an additional 0.5% of the Royalty Interest from the Optionor for $500,000 thereby leaving the Optionor with a 1% Royalty Interest.

For reference the Property has a 2-3% Royalty Interest payable to Santa Fe Canadian Mining Limited (Santa Fe) as per the Underlying Agreement.

5.       OPERATOR

The Optionee shall be the operator for purposes of developing and executing exploration programs.

6.       RIGHT OF ENTRY

During the currency of the Option the Optionee and its employees, agents and any person duly authorized by the Optionee shall have the sole and exclusive right, so long as it is operator, to:

         (a)      enter in, under and upon the Property;

         (b) have exclusive and quiet possession thereof subject to the rights of the Optionor hereunder;

         (c) do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider advisable;

         (d) bring upon and erect upon the Property such mining facilities as the Optionee may consider advisable; and

         (e) remove from the Property and dispose of reasonable quantities of ores, minerals and metals for the purposes of sampling, obtaining assays or making other tests.

7.       NOTICE OF DEFAULT AND TERMINATION BY OPTIONOR

If the Optionee should be in default in making any payments or performing any other of its obligations hereunder, the Optionor may give written notice to the Optionee specifying the default. The Optionee shall not lose any rights granted under this Agreement so long as, within thirty (30) days after the giving of such notice of default by the Optionor, the Optionee shall cure the specified default. If the Optionee fails to cure the default within the thirty (30) day period, this Agreement shall terminate. Upon termination of this Agreement by the Optionor the provisions of paragraph 13 shall apply.

8.       NO PRODUCTION OBLIGATION

The Optionee shall be under no obligation whatsoever to place the Property into production.

9.       EXCLUSION OF PROPERTY

The Optionee shall have the right at any time and from time to time to elect to exclude from this Agreement any portion of the Property by not less than 60 days prior written notice to the Optionor of this election; provided that any portion of the Property so excluded shall be in good standing for a period of a minimum of one year and free and clear of all liens, charges and encumbrances, and provided further that the Optionee, if requested by the Optionor in writing, shall deliver to the Optionor recorded transfers of any mineral claims and other property interests which are included in the portion of the Property so excluded in favour of the Optionor.


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10.      COVENANTS OF THE OPTIONEE

During the currency of this Agreement, the Optionee shall:

         (a) ensure the Property is in good standing by ensuring all the filing of assessment work conducted on the Property is completed or by making payments in lieu thereof, and by doing all other acts and things and making all other payments which may be necessary in that regard;

         (b) will provide copies of all records and files relating to the Property in its possession and permit the Optionor and its representatives to take abstracts therefrom and make copies thereof within 30 days of returning a Property;

         (c) permit the Optionor, or its representative, duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee in connection with work done or with respect to the Property;

         (d) not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionor hereunder; and

         (e) ensure all work on or with respect to the Property is done in a careful and workmanlike manner and in compliance with the applicable laws of the jurisdiction in which the Property is located and indemnify and save the Optionor harmless from any and all loss, damage, costs, actions and suits arising out of or in connection with work done by the Optionee on or with respect to the Property.

11.      COVENANTS OF THE OPTIONOR

During the currency of this Agreement, the Optionor covenants and agrees with the Optionee to:

         (a) not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

         (b) make available to the Optionee and its representatives all records and files relating to the Property in its possession and permit the Optionee and its representatives to take abstracts therefrom and make copies thereof;

         (c) promptly provide the Optionee with any and all notices and correspondence from government agencies in respect of the Property; and

         (d) promptly make all necessary filings on the Property either as determined by the Optionor or as directed by the Optionee.

12.      REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

The Optionor hereby represents and warrants to the Optionee that:

         (a) the Optionor is the legal and beneficial owner of the Property;

         (b) the Underlying Agreement is in good standing in accordance with its terms;

         (c) the Property consists of those mineral claims more particularly described in Schedule "A" attached hereto, and that such claims were located and recorded in accordance with the applicable laws of Ontario and are valid and subsisting as of the date of execution and delivery of this Agreement;


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


         (d) the Property is in good standing, free and clear of all liens, charges and encumbrances, subject to the Underlying Agreement;

         (e) there are no pending or threatened actions, suits, claims or proceedings regarding the Property; and

         (f) the Optionor has the exclusive right and authority to enter into this Agreement and to dispose of the Property in accordance with the terms hereof, and that no other person, firm or corporation has any proprietary or other interest in the same, subject to the Underlying Agreement.

The representations and warranties of the Optionor herein before set out, form a part of this Agreement and are conditions upon which the Optionee has relied on in entering into this Agreement and shall survive the exercise of the Option by the Optionee. The Optionor shall indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition contained in this Agreement. The Optionor acknowledges and agrees that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to the Optionee or its officers, directors or professional advisors shall limit or extinguish the right to indemnity hereunder.

13.      TERMINATION PRIOR TO ACQUISITION OF INTEREST

If the Option is terminated, the Optionee shall return to the Optionor forthwith exclusive and quiet possession of the Property, in good standing for a period of a minimum of one year and free and clear of all liens, charges and encumbrances, subject to the Underlying Agreement.

14.      ADDITIONAL TERMINATION

In addition to any other termination provisions contained in this Agreement, the Optionee shall at any time have the right to terminate its rights and future obligations under this Agreement by giving notice in writing of such termination to the Optionor, and in the event of such termination, the Optionee shall not earn any interest in the Property, and this Agreement, save and except for the provisions of paragraphs 13 hereof, shall be of no further force and effect.

15.      FORCE MAJEURE

If the Optionee is prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of the Optionee, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay. The Optionee, insofar as is possible, shall promptly give written notice to the Optionor of the particulars of the reasons for any prevention or delay under this paragraph, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to the Optionor as soon as such cause ceases to subsist.


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


16.      NOTICE

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or if mailed by registered mail in Canada, (save and except during the period of any interruption in the normal postal service within Canada) or sent by facsimile transfer to either party at the addresses first set out above and any notice given as aforesaid shall be deemed to have been given, if delivered or sent by facsimile transfer, when delivered or faxed, or if by registered mail, on the third business day after the date sent by mail. Either party may from time to time by notice in writing change its address for the purpose of this paragraph.

17.      FURTHER ASSURANCES

The parties hereto agree to execute all such further or other assurances and documents and to do or cause to be done all acts necessary to implement and carry into effect the provisions and intent of this Agreement.

18.      TIME OF ESSENCE

Time shall be of the essence of this Agreement.

19.      TITLES

The titles to the respective paragraphs hereof shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

20.      SCHEDULES

The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were contained in the body hereof.

21.      VOID OR INVALID PROVISION

If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be affected, impaired or invalidated thereby.

22.      SUCCESSORS AND ASSIGNS

This  Agreement  shall enure to the  benefit of and be binding  upon the parties
hereto  and  their  respective   successors,   assigns,   heirs,   executors  or
administrators as the case may be.

23.      APPROVALS

The Optionee and the Optionor hereby acknowledge that this Agreement shall be subject to all necessary regulatory approvals.

24.      ARBITRATION

If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under or in connection with the subject matter of this Agreement, or in relation to the construction hereof, the same shall be determined by the award of a single arbitrator under the Commercial Arbitration Act of the Province of Ontario, and the decision of the arbitrator shall in all respects be conclusive and binding upon all the parties.


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


25.      ASSIGNMENT

The Optionee with the consent of the Optionor first had and obtained, such consent to be not unreasonably withheld, may at any time during the term of the Option sell, transfer or otherwise dispose of all or any portion of its interest in or its rights under this Agreement; provided that any purchaser, grantee or transferee of any such interest or rights delivers to the Optionor its agreement related to this Agreement and to the Property, containing:

         (a) a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest or rights to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such transferee as principal obligant; and

         (b) a provision subjecting any further sale, transfer or other disposition of such interest or rights or any portion thereof to the restrictions contained in this section;

and further provided that any shares delivered to the Optionor in connection with the exercise of the Option must be shares of the Optionee, unless otherwise agreed in writing by the Optionor.

No transfer or assignment by the Optionee of any interest less than its entire interest in this Agreement shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee shall be deemed to be discharged from all obligations hereunder save and except for obligations which arose prior to the date of transfer.

26.      AFTER-ACQUIRED PROPERTY

The area which is included within two kilometres of the outer most boundary of the Property shall be deemed to be an area of interest ("Area of Interest"). During the term of this Agreement any mineral claim, lease or other mineral right or interest acquired by or on behalf of the Optionee, the Optionor or their assigns, by staking within the Area of Interest shall be deemed to have been acquired on behalf of and for the benefit of the parties pursuant to the terms of this Agreement. This Agreement shall not extend beyond the Area of Interest and shall not affect mineral properties which the parties now hold or hereafter stake or acquire adjacent to the Area of Interest.

27.      GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

28.      PRIOR AGREEMENTS

This Agreement contains the entire agreement between the parties in respect of the Property and supersedes all prior agreements between the parties hereto with respect to the Property, which said prior agreements shall be deemed to be null and void upon the execution hereof.


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29.      EXECUTION IN COUNTERPARTS AND DELIVERY

This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document and may be delivered by facsimile or other means of electronic communication producing a printed copy.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

The COMMON SEAL of
AURORA-LARDER MINING CORPORATION LIMITED ) was hereunto affixed in the presence of: )
                                          )
BY:  /S/ DAVID G. LAROCQUE                )
----------------------------------------
David G. LaRocque, President              )

The COMMON SEAL of
KATRINE EXPLORATION AND DEVELOPMENT INC.  )
was hereunto affixed in the presence of:  )
                                          )
BY:  /S/ DAVID G. LAROCQUE                )
----------------------------------------
David G. LaRocque, President              )

The COMMON SEAL of                        )
AMADOR GOLD CORP.                         )
was hereunto affixed in the presence of:  )
                                          )
BY:  /S/ RICHARD W. HUGHES                )
----------------------------------------
Authorized Signatory                      )


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                                  SCHEDULE "A"

REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 19TH DAY OF SEPTEMBER, 2005 BETWEEN AURORA-LARDER MINING CORPORATION LIMITED, KATRINE EXPLORATION AND DEVELOPMENT INC. AND AMADOR GOLD CORP.
--------------------------------------------------------------------------------

                                    PROPERTY

The Property consists of the following:

CLAIM NUMBER      TOWNSHIP         UNITS    RIGHTS / RECORDING DATE
------------      ---------        -----    -------------------------------
L15621            Catharine        1        Mining Rights Only
L18525            Catharine        1        Surface and Mining Rights
L9674             Catharine        1        Surface and Mining Rights (33%)
L3003771          Catharine        4        May 25 2004
L3006744          Catharine        1        May 25 2004
L3011638          Catharine        6        September 7 2004
L3011639          Catharine        2        September 7 2004


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                                  SCHEDULE "B"

REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 19TH DAY OF SEPTEMBER, 2005 BETWEEN AURORA-LARDER MINING CORPORATION LIMITED, KATRINE EXPLORATION AND DEVELOPMENT INC. AND AMADOR GOLD CORP.
--------------------------------------------------------------------------------


                              UNDERLYING AGREEMENT
                    DATED EFFECTIVE OCTOBER 24, 2002 BETWEEN
  SANTA FE CANADIAN MINING LIMITED AND KATRINE EXPLORATION AND DEVELOPMENT INC.


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                                  SCHEDULE "C"

REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 19TH DAY OF SEPTEMBER, 2005 BETWEEN AURORA-LARDER MINING CORPORATION LIMITED, KATRINE EXPLORATION AND DEVELOPMENT INC. AND AMADOR GOLD CORP.
--------------------------------------------------------------------------------

                                    ROYALTIES

1. For all diamonds, gems and other precious and semi-precious stones ("STONE PRODUCTS") mined or produced from the Property, the Optionee shall pay to the Optionor a Royalty equal to a percentage of the net sales returns ("NSAR") realized from the sale or disposition of the Stone Products.

2. For all metals, bullion, concentrates or ores ("OTHER PRODUCTS") mined or produced from the Property, the Optionee shall pay to the Optionor a Royalty equal to a percentage of the net smelter returns ("NSMR") realized or deemed to be realized as hereinafter provided, from the sale or disposition of the Other Products.

3. The aforementioned percentage of the NSAR and percentage of the NSMR shall be that determined in accordance with the provisions of Section
         4.1 of the Agreement to which this Schedule B forms a part; and in the calculation of the Royalty, such percentage is applied to 100% of the NSAR or NSMR, as the case may be, regardless of dilution of the Optionee's working interest or entitlement with respect to the Agreement, the Property or the Products.

4. For the purposes of this Schedule B, the term "PRODUCTS" shall be interpreted as a collective reference to Stone Products and Other Products and the term "ROYALTY" shall be interpreted as a collective reference to the NSAR Royalty and the NSMR Royalty.

5.       Net Sales Returns Royalty - Stone Products

         a. Net sales returns means the gross proceeds from the sale or disposition of Stone Products to an independent purchaser, after deducting therefrom the cost of Valuation, Sorting, Shipping and Insurance in connection with the Stone Products as well as any sales, excise, production, export and other duties, levies, assessments and taxes (except income taxes) payable on the production or sale of Stone Products (but not income taxes), and for the purposes hereof:

                  i. "VALUATION" means the establishing of a value for each lot or group of sorted Stone Products for purposes of reference when negotiating with a potential purchaser of the same;

                  ii. "SORTING" means separation of Stone Products from waste materials and dividing them into groups according to quality, size, or other characteristics, and then the division of such groups into appropriate lots or groups for valuing and/or sale, it being acknowledged that in the case of gem quality Stone Products, a group or lot may be a single stone;

                  iii. "SHIPPING" means all methods of transportation or places of storage of Stone Products from the moment they leave the Property until the passing of title thereto or risks therefor (whichever is the later) to an independent purchaser, including, without limitation, any cost that may be incurred by reason of such methods or places used or any sorting or valuation facilities being situated off the Property; and

                  iv. "INSURANCE" means all insurance that the Optionee considers advisable to protect all or part of the Stone Products in the possession or control of the Optionee (including,


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


                           without limitation, during shipping) until the passing of title thereto or risks therefor (whichever is the later) and including, without limitation, the insurance or bonding of any person who does or may come into contact with any such Stone Products at any point during the operations of the Optionee whether such person is an employee of the Optionee or otherwise.

         b. If Stone Products are sold to any entity with which the Optionee does not deal at arm's length, the Stone Products shall for the purposes hereof be deemed to have been sold at prices determined by an independent valuator chosen by the Optionor.

         c. The Optionee shall not have the right to commingle Stone Products produced from the Property with similar products produced from other properties.

6.       Net Smelter Returns Royalty - Other Products

         a. Net smelter returns means the gross proceeds from the sale or disposition of Other Products removed from the Property after deducting the costs of treatment, tolling, smelting, refining and minting of such products and all costs associated therewith such as transporting, insuring, handling, weighing, sampling, assaying and marketing, as well as all penalties, representation charges, referee's fees and expenses, import taxes and export taxes; and the term "smelter" shall mean conventional smelters as well as any other type of production plant used in lieu of a conventional smelter to reduce ores or concentrates.

         b. If smelting, refining, treatment, assay or sampling of Other Products is performed by facilities owned or controlled by the Optionee or any of its affiliates, all charges, costs and penalties therefor to be deducted pursuant to the foregoing paragraph shall be equal to and not exceed actual costs incurred by the Optionee in carrying out such processes and shall not exceed such amounts which the Optionee would have incurred if such operations were conducted at facilities operating at arm's length to the Optionee, and which were then offering comparable services for comparable quantities and quality of Other Products.

         c. The Optionee shall have the right to commingle Other Products produced from the Property with ores and minerals produced from other properties. Before commingling, Other Products from the Property shall be weighed, sampled, assayed, measured or gauged by the Optionee in accordance with sound mining and metallurgical practices for moisture, penalty substances and payable content. Records shall be kept by the Optionee for a reasonable time showing weights, moisture and assays of payable content. Prior to commingling, the Optionee shall give thirty (30) days notice to the Optionor specifying its decision to commingle and outlining the procedures it proposes to follow.

7.       General

         a. Royalties shall accrue at the time of sale or deemed sale, as applicable, and they shall become due and payable in cash on a calendar quarter basis, on the twentieth (20th) day of the month next following the calendar quarter in which they accrue.

         b. At the time of making each Royalty payment to the Optionor, the Optionee shall provide the Optionor with a certificate of a senior officer of the Optionor certifying as to the accuracy of the calculations of the Royalty payment and setting out the method of the calculation thereof to which shall be attached a true copy of the related smelter or sales receipt or receipts.

         c. Net sales returns and net smelter returns upon the respective Products shall be calculated exclusively as provided herein, and the Royalty computed thereon shall be determined without regard to any "hedging", "forward", "futures" or comparable sales (collectively referred to as "FUTURE TRADING") of such Products by or on behalf of the Optionee. The Optionor shall not be entitled to any benefit of or be subject to any loss attributable to such future trading by the Optionee.

         d. The Optionee shall cause to be kept proper books of account, records and supporting materials covering all matters relevant to the calculation of Royalties payable to the Optionor, and the reasonable verification thereof; and the Optionor shall have, from time to time, the unfettered right, during regular business hours and on reasonable notice, to carry out at its sole cost and expense an audit by established independent professionals chosen by the Optionor, of the methodology and manner of calculating all Royalty payments hereunder and the Optionee shall provide, during regular business hours and on reasonable notice, unrestricted access to its books, accounts, records, vouchers, smelter settlements, sales receipts and related documentation for this purpose. Should there be any difference in the amount of the Royalty payment or payments which are ultimately determined by the process described in
                  Article 8 of the Agreement to be in the Optionor's favour, which exceed three (3%) percent of the amount of the Royalty paid to the Optionor, then the cost of said audit, to the extent reasonable, shall be reimbursed to the Optionor by the Optionee.

         e. Any dispute relating to the quantum or methodology of calculating all Royalties payable hereunder shall be settled by arbitration pursuant to the provisions of Article 24 of the Agreement.


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